Exhibit 99.1

What if we could plant a seed and grow energy? We Can and We Are! July 2008 FUEL FACTS a publication of First United Ethanol, LLC for its investors
From Capitol Hill... There is no question the country is trending to connect energy production and agriculture — our farmers are producing America’s food, fiber and fuel. Congress is working on bipartisan solutions to help lessen our dependence on imported oil and renewable fuels are at the heart of America’s energy security, economic growth and job production.
Facilities such as First United Ethanol LLC (FUEL) are allowing farmers and stakeholders to play a critical role in this effort. For years we have talked about how to make alternative energy technologies more efficient and now they have become a reality as we continue to find new ways to produce our own energy, while protecting the environment. This is an exciting time for FUEL as it continues to make history in Georgia by creating jobs, boosting the local economy and enhancing our thriving agricultural community.
On June 18, 2008, Congress overrode a presidential veto of H.R. 6124, The Food, Conservation, and Energy Act of 2008. The measure replaces the farm bill passed in 2002, which was the first farm bill to contain a separate energy title. This legislation expands and continues many of the energy programs from the 2002 farm bill with a new emphasis on renewable fuels research and development.
Like never before, farmers and ranchers will now have an opportunity to have a more increased role in not only producing the safest, most affordable food supply in the world, but also growing crops that can supply an abundant source of energy.
U.S. Senator Saxby Chambliss, Ranking Republican Member
Senate Agriculture Committee
Did you know:
The biggest reason food costs more today is fuel prices. USDA Secretary Schafer recently stated: “Higher oil prices affect much more than just the cost of driving; they are actually one of the major factors behind higher food costs.”
Did you know:
The USDA and the White House Council of Economic Advisors have stated that increased corn demand is only responsible for “3% of the more than 40% increase we have seen in world food prices this year.”
Did you know:
Ethanol should actually keep food prices down. According to Merrill Lynch, biofuels have reduced gasoline and diesel prices by 16-25%. If gas prices go up, food costs go up.

Everyone is entitled to his own opinion, but not to his own fact.	Sen. Daniel Patrick Moynihan
Meet the FUEL ...Folks
Larry Kamp leads FUEL’s financial team as Chief Financial Officer with more than 30 years experience in consulting and financial management in the manufacturing sector. He served as cost analyst for The Great Atlantic and Pacific Tea Company, Director of Finance, Director of Sales and Marketing and Strategic Analyst for the Lehigh Valley division of Coca-Cola, Controller of the Snack Food Division of Conagra Foods in Raleigh, North Carolina and most recently as CFO for Agri-Ethanol of Raleigh, a startup 108 million gallon ethanol plant.
Sandy Boone joined FUEL in February as its Controller. She is a CPA with 20 years of accounting and tax experience. Originally from Colorado, she has lived in Camilla for five years.
Erin Taylor, the newest member of the team, is FUEL’s Senior Accounts Payable Associate. She has almost 10 years experience in accounts payable. Originally from Birmingham, Erin has worked for several Alabama companies including Altec, Instituform and Reynolds Inliner.

FUEL FACTS a publication of First United Ethanol, LLC for its investors Construction Update from Drew Gahagan, General Manager July 2008
Construction continues on pace for start up in the fall. Grains: The grains area is about 66% complete. Much progress has been made in the last month setting major corn moving equipment, including the reclaim system, bucket elevators and conveyors across the tops of the silos. The four hammer mills and two scalpers have been set in place and connected to the chutes below the day bin. The distillers’ grains loaders have been installed in the Receiving Building. Wiring of the corn dryer is in progress. Fermentation: The fermentation area is in the final phase of completion as the finishing touches are added to the piping, electrical and instrumentation. Process: The process area is about 85% complete. The building is enclosed and roofed. Piping, electrical and instrumentation are continuing. Energy Center: Work is continuing to complete the many conveyors as well as to complete the piping for the boilers and centrifuges. Work in the Energy Center is approximately 75% complete. Water Treatment: The reverse osmosis unit and water softener have been set in place in the building. The fire water pumps have been placed and piping to and from the pumps is in progress. Piping of the fire protection system is proceeding throughout the plant. Owner’s Scope: All underground water pipes have been tested and have passed. A contract has been issued to install perimeter fencing. The office building is about 80% complete. Construction of the NPDES discharge line is about 50% complete along Fairway and Ironweed Roads. Engineering has begun paving the roads on the site. Fabrication of the rail car mover has begun with delivery expected before the end of July.

Energy Center
This newsletter contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases you can identify forward-looking statements by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “expect,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties, including, but not limited to those listed below and those business risks and factors described in our filings with the Securities and Exchange Commission (“SEC”).
Changes in our business strategy, capital improvements or development plans; Construction delays and technical difficulties in constructing the plant; Changes in the environmental regulations that apply to our plant site and operations; Changes in general economic conditions or the occurrence of certain events causing an economic impact in the agriculture, oil or automobile industries; Changes in the availability and price of natural gas and corn, and the market for distillers grains; Changes in federal and/or state laws (including the elimination of any federal and/or state ethanol tax incentives); Overcapacity within the ethanol industry; Changes and advances in ethanol production technology; and Competition from alternative fuel additives.
Our actual results or actions could and likely will differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in this communication. We are not under any duty to update the forward-looking statements contained in this newsletter. We cannot guarantee future results, levels of activity, performance or achievements. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this communication. You should read this newsletter with the understanding that our actual results may be materially different from what we currently expect. We qualify all of our forward-looking statements by these cautionary statements.